Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 10, 2010

SUPPLEMENTING AND AMENDING THE

INDENTURE DATED AS OF DECEMBER 7, 2010

4.45% SENIOR NOTES DUE 2020

FIRST SUPPLEMENTAL INDENTURE, dated as of December 10, 2010, between SOUTHWEST GAS CORPORATION, a corporation duly organized and existing under the laws of the State of California (the “Company”), having its principal office at 5241 Spring Mountain Road, P. O. Box 98510, Las Vegas, Nevada 89193-8510, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have executed and delivered an Indenture dated as of December 7, 2010 (the “Original Indenture” and, as amended by this First Supplemental Indenture, the “Indenture”) providing for the issuance from time to time by the Company of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series as provided in the Original Indenture; and

WHEREAS, the Company has duly authorized the execution and delivery of this First Supplemental Indenture to the Original Indenture to provide for the issuance of a series of notes to be known as the 4.45% Senior Notes due 2020 (the “2020 Notes”); and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the 2020 Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the 2012 Notes, as follows:

ARTICLE I

DEFINITIONS WITH RESPECT TO NOTES

Section 1.1. Original Indenture Terms. Except as otherwise provided in this First Supplemental Indenture, all terms used in this First Supplemental Indenture which are defined in the Original Indenture shall have the meanings assigned to them in the Original Indenture.

Section 1.2. Additional Terms. Additional terms used in this First Supplemental Indenture with respect to the 2020 Notes shall have the meanings set forth below:

“2020 Notes” means the 4.45% Senior Notes due 2020 authenticated and delivered under the Indenture.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date.

“Capitalized Lease” means any lease of any property of the Company (whether real, personal or mixed) by the Company as lessee that would, in conformity with generally accepted accounting principles, be required to be accounted for as a capital lease on the balance sheet of the Company.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2020 Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2020 Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date:

(a)	the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

(b)	if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Debt” has the meaning specified in Section 1008(a).

“First Supplemental Indenture” means this first supplemental indenture dated as of December 10, 2010 as originally executed and as it may from time to time be supplemented or amended by one or more indentures pursuant to the provisions of the Original Indenture and shall include the terms of the 2020 Notes established pursuant to Article Two thereof.

“Funded Debt” means all Indebtedness of the Company that by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly or indirectly renewable or extendable at the option of the Company to a date more than one year from the date of creation thereof (including an option of the Company under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more), but excluding any payments due under the terms thereof within 12 months of any date of determination (including any deposit or payment required to be made under any prepayment provision, sinking fund, purchase fund or similar provision).

“Indebtedness” means, as applied to any Person, Capitalized Leases, bonds, notes, debentures and other securities representing obligations for borrowed money created or assumed by such Person. All indebtedness guaranteed as to payment of principal in any manner by such Person or in effect guaranteed by such Person through a contingent agreement to purchase such indebtedness, and all indebtedness that is both secured by a Lien upon property owned by such Person and upon which such person customarily pays interest, even though such Person has not assumed or become liable for the payment of such indebtedness, shall for all purposes hereof be deemed to be “Indebtedness” of such Person.

“Lien” means any lien, mortgage, pledge, security interest, charge or other encumbrance of any kind.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (i) a designee of each of U.S. Bancorp Investments, Inc. and KeyBanc Capital Markets Inc. that is a Primary Treasury Dealer, or any of their affiliates, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding that Redemption Date.

“Sale and Lease-back Transaction” has the meaning specified in Section 1009.

“Total Capitalization” means, as at any time, the aggregate of (i) all amounts outstanding on such date classified as shareholder’s equity of the Company on such date, (ii) all amounts outstanding on such date classified as preferred or preference stock of the Company on such date, and (iii) all amounts of Funded Debt of the Company outstanding on such date determined on an unconsolidated basis.

Section 1.3. Modification of Terms. The following defined terms used in the Original Indenture shall have the following meanings when used with respect to the 2020 Notes:

“Redemption Date”, when used with respect to a redemption of a 2020 Note at the option of the Company pursuant to this First Supplemental Indenture, means any date specified as a “Redemption Date” in a notice of redemption provided to the Holders in accordance with the provisions of Article Eleven of the Original Indenture and Section 3.1(g) of this First Supplemental Indenture.

“Redemption Price”, when used with respect to the redemption of a 2020 Note at the option of the Company on the Redemption Date pursuant to this First Supplemental Indenture, means:

(a)	at any time prior to September 1, 2020 (three months prior to the maturity date of the 2020 Notes), the greater of (i) 100% of the principal amount of the 2020 Notes to be redeemed on such Redemption Date plus accrued and unpaid interest on such 2020 Notes up to, but excluding, the Redemption Date, or (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 2020 Notes to be redeemed on such Redemption Date (not including any portion of payments of interest accrued as of such Redemption Date) discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points, plus accrued and unpaid interest on those 2020 Notes up to but excluding such Redemption Date; or

(b)	at any time on or after September 1, 2020, 100% of the principal amount of the 2020 Notes to be redeemed on such Redemption Date, plus accrued and unpaid interest on such 2020 Notes up to, but excluding the Redemption Date.

ARTICLE II

FORM OF 2020 NOTES

Section 2.1. Form of Face of 2020 Notes. The face of the 2020 Notes shall be in substantially the following form:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES. EVERY SECURITY DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS GLOBAL SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED ABOVE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS TO BE MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	REGISTERED

NO.	PRINCIPAL AMOUNT

CUSIP / ISIN No. 844895 AT9 / No. US844895AT97	$

SOUTHWEST GAS CORPORATION

4.45% SENIOR NOTE DUE 2020

SOUTHWEST GAS CORPORATION, a California corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture), for value received, hereby promises to pay to              or registered assigns, the principal sum of          Dollars ($        ) on December 1, 2020 and to pay interest thereon from December 10, 2010, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on June 1 and December 1 in each year, commencing June 1, 2011, at the rate of 4.45% per annum, until the principal hereof shall have become due and payable, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue interest at the same rate per annum compounded semi-annually. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of such delay). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may, upon election by the Company following notice to the Trustee, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, by giving notice to Holders of Notes of this series not less than 10 days prior to such Special Record Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment.

Payment of the principal of and interest on this Note will be made at the offices or agencies of the Company maintained for that purpose in New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register on the Regular Record Date, except that in the event that this Note is registered in the name of the nominee of a clearing agency, interest payments will be made in the form of immediately available funds.

Reference is hereby made to the additional provisions of this Note set forth on the reverse hereof, which additional provisions shall for all purposes have the same effect as if set forth on the face hereof.

Unless the certificate of authentication below has been executed by the Trustee referred to on the reverse hereof, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:		SOUTHWEST GAS CORPORATION

By:
Attest:

By:
[Assistant] Secretary
This is one of the Notes of the series designated herein referred to in the Indenture.
Dated:			THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, as Authenticating Agent

By
Authorized Officer

Section 2.2. Form of Reverse of 2020 Notes. The reverse side of the 2020 Notes shall be in substantially the following form:

This Note is one of a duly authorized issue of obligations of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture dated as of December 7, 2010, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented by the First Supplemental Indenture dated as of December 10, 2010 between the Company and the Trustee and as hereafter amended and supplemented (the “Indenture”). Reference to the Indenture is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

All or a portion of the Notes are subject to redemption at the option of the Company upon not less than 30 days’ and not more than 45 days’ notice by mail (i) at any time prior to September 1, 2020 (three months prior to the maturity date of the 2020 Notes), at a Redemption Price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed on the Redemption Date specified in the notice of redemption, plus accrued and unpaid interest on such Notes up to, but excluding, such Redemption Date, or (b) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed on such Redemption Date (not including any portion of payments of interest accrued to such Redemption Date) discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points, plus accrued and unpaid interest thereon up to, but excluding such Redemption Date, or (ii) at any time on or after September 1, 2020, 100% of the principal amount of the Notes to be redeemed on the Redemption Date specified in the notice of redemption, plus accrued and unpaid interest on such Notes up to, but excluding, such Redemption Date.

In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof will be issued in the name of the Holder hereof upon cancellation of this Note.

In certain circumstances described in the Indenture, the Company’s obligations in respect of the Notes of this series or in respect of certain covenants made for the benefit of Notes of this series may be discharged prior to payment upon depositing with the Trustee cash and/or U.S. Government Obligations in the required amount and upon compliance with certain other provisions of the Indenture.

If an Event of Default with respect to Notes of this series occurs and is continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes of each series affected at the time outstanding to execute supplemental indentures for the purpose of adding any provisions to, changing in any manner, or eliminating any of the provisions of the

Indenture or any supplemental indenture, or for the purpose of modifying in any manner the rights of the Holders of the Notes; provided, however, that no supplemental indenture shall (i) change the stated maturity of the principal or interest on any Note of this series, (ii) reduce the principal amount of or the interest or premium payable on any Note of this series, (iii) change the currency in which any Note of this series is payable, (iv) impair the right of any Holder of any Note of this series to bring suit to enforce any payment, (v) reduce the percentage of registered Holders of Notes of this series, the Holders of which are required to consent to any supplemental indenture or (vi) modify certain of the provisions in the indenture relating to supplemental indentures, in each case without the consent of the registered Holder of each Note of this series then outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes of any series outstanding and affected thereby, on behalf of all of the Holders of the Notes of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to that series, and its consequences, except a default (i) in the payment of the principal of, premium or interest on any of the Notes of that series, or (ii) in respect of a provision contained in the Indenture which cannot be modified or amended without the consent of the Holders of each Note then outstanding. Any consent or waiver by the registered Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon that Holder and upon all future Holders and owners of this Note and of any Note issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of the consent or waiver is made upon this Note.

In certain limited circumstances, the Indenture may be amended, and the rights and obligations of the Company and the rights of the Holders may be modified, at any time by the Company and the Trustee without notice to or consent of the Holders.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, described herein.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note is registrable in the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, if duly endorsed by, or if accompanied by a written instrument of transfer (in a form that is satisfactory to the Company and the Security Registrar) duly executed by, the Holder hereof or his attorney duly authorized in writing; thereupon one or more new Notes of this series, of authorized denominations and like aggregate principal amount, will be issued to the designated transferee or transferees. The Notes of this series are issuable only in registered form without coupons in even multiples of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for other Notes of this series of a different authorized denomination and like principal amount, as requested by the Holder surrendering the same. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith to the extent provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon or on the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor Corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability being released by the Holder by accepting this Note and being likewise waived and released by the terms of the Indenture.

All capitalized terms used in this Note without definitions that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

[FORM OF ASSIGNMENT]

For value received, the undersigned hereby sells, assigns and transfers unto [Please insert Tax Identification Number of Assignee] . . .

[Please print or type name of Assignee]

the within Note of Southwest Gas Corporation and does hereby irrevocably constitute and appoint                              Attorney to transfer said Note on the books of the within-named corporation, with full power of substitution in the premises.

Dated:

By
Authorized Officer

Signature Guarantee:

Section 2.3. Form of Trustee’s Certificate of Authentication for 2020 Notes. The Trustee’s Certificate of Authentication for the 2020 Notes shall be in substantially the following form:

This is one of the Notes, of the series designated herein, referred to in the Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
as Authentication Agent

or

By
Authorized Officer

ARTICLE III

TERMS OF 2020 NOTES

Section 3.1. Terms of 2020 Notes. Pursuant to the provisions of Section 301 of the Original Indenture, the following terms of the 2020 Notes are hereby established:

(a) The title of the 2020 Notes is “4.45% Senior Notes due 2020”.

(b) The limit upon the aggregate principal amount of the 2020 Notes that may be authenticated and delivered under the Indenture (except for 2020 Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other 2020 Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Original Indenture and except for any 2020 Notes which, pursuant to Section 303 of the Original Indenture, are deemed never to have been authenticated and delivered hereunder) is $125,000,000, unless the aggregate principal amount of the 2020 Notes that may be authenticated and delivered under the Indenture is increased pursuant to a Board Resolution and, subject to Section 303 of the Original Indenture, determined in the manner provided in an Officer’s Certificate prior to the issuance of any additional 2020 Notes. Any additional 2020 Notes so authorized shall be authenticated and delivered in accordance with the procedures set forth in Section 303 of the Original Indenture.

(c) The date on which principal of the 2020 Notes is payable, unless earlier accelerated or redeemed pursuant to the Indenture, shall be December 1, 2020.

(d) The rate at which the 2020 Notes shall bear interest shall be 4.45% per annum.

(e) Interest on the 2020 Notes will accrue from December 10, 2010. The Interest Payment Dates on which interest will be payable on the 2020 Notes shall be June 1 and December 1, commencing June 1, 2011. The Regular Record Dates for the 2020 Notes shall be the May 15 and November 15, whether or not a Business Day, as the case may be, next preceding such Interest Payment Date. In the event that any date on which interest is payable on the 2020 Notes is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of such delay).

(f) The place or places where the principal of and interest on the 2020 Notes shall be payable is the office of the Trustee, initially at 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60602, provided that the payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register on the Regular Record Date or by wire transfer to the account designated by such Person entitled thereto.

(g) The 2020 Notes shall be redeemable, at the option of the Company, as a whole or in part, at any time upon notice sent by the Company through the mail, postage prepaid, at least 30 days and not more than 45 days prior to the date to be fixed for redemption, to the registered Holder of each 2020 Note to be redeemed in whole or in part, addressed to such Holder as such address shall appear in the Security Register, at the Redemption Price. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the 2020 Notes or the portions of the 2020 Notes called for redemption.

(h) The 2020 Notes shall be issued as Global Securities and The Depository Trust Company is hereby designated as the Depositary for the 2020 Notes.

ARTICLE IV

MODIFICATION OF CERTAIN PROVISIONS OF THE ORIGINAL INDENTURE

(a) Article Ten of the Original Indenture is hereby amended by adding the following new Section 1006 after Section 1005 thereof to read as follows with respect to the 2020 Notes:

“Section 1006. Maintenance of Properties.

The Company will cause all properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business and not disadvantageous in any material respect to the Holders of the 2020 Notes.”

(b) Article Ten of the Original Indenture is hereby amended by adding the following new Section 1007 after Section 1006 thereof to read as follows with respect to the 2020 Notes:

“Section 1007. Payment of Taxes and Other Claims.

The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Company or upon the income, profits or property of the Company, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the property of the Company; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or if such failure to pay or discharge could not reasonably be expected to have a material adverse effect on the business, operations, affairs, financial condition, assets or properties of the Company and its subsidiaries taken as a whole or on the ability of the Company to pay the 2020 Notes in accordance with their terms.”

(c) Article Ten of the Original Indenture is hereby amended by adding the following new Section 1008 after Section 1007 thereof to read as follows with respect to the 2020 Notes:

“Section 1008. Restrictions on Liens.

(1)	The Company will not, at any time during which any 2020 Notes are Outstanding, issue, assume or guarantee any debt for money borrowed (hereinafter referred to as “Debt”) secured by any Lien upon any property or asset of the Company (whether such property or asset is now owned or hereafter acquired), without in any such case effectively securing, prior to or concurrently with the issuance, assumption or guarantee of any such Debt, the 2020 Notes (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company ranking equally with the 2020 Notes and then existing or thereafter created) equally and ratably with (or, at the Company’s option, prior to) such Debt, provided, however, that the foregoing restrictions shall not apply to nor prevent the creation of:

(A)	Liens on any property acquired, constructed or improved by the Company after December 10, 2010 that are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of the construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after December 10, 2010, or, in addition to Liens contemplated by clauses (1)(B) and (1)(C) below, Liens on any property existing at the time of acquisition thereof, provided that the Liens do not apply to any property theretofore owned by the Company other than, in the case of any such construction or improvement, any theretofore unimproved property on which the property so constructed or the improvement is located;

(B)	existing Liens on any property or indebtedness of a Corporation that is merged with or into or consolidated with the Company; provided that the Liens shall not apply to any property theretofore owned by the Company;

(C)	Liens in favor of the United States of America, any state or any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type;

(D)	Liens on current assets of the Company to secure loans which mature within 12 months from the creation thereof and which are made in the ordinary course of business;

(E)	Liens on any property (including any natural gas, oil or other mineral property) of the Company to secure all or part of the cost of exploration or drilling for or development of oil or gas reserves or laying a pipeline or to secure Debt incurred to provide funds for any such purpose;

(F)	any Lien existing on the date of this First Supplemental Indenture;

(G)	Liens on moneys or government obligations deposited with a trustee or agent for holders of Debt to defease such Debt; and

(H)	Liens for the sole purposes of extending, renewing or replacing, in whole or in part, Liens securing Debt of the type referred to in the foregoing clauses (1)(A) through (1)(G), inclusive, or this clause (1)(H); provided, however, that the principal amount of Debt so secured at the time of such extension, renewal or replacement may not be increased, and that such extension, renewal or replacement is limited to all or part of the property or indebtedness which secured the Lien so extended, renewed or replaced (plus improvements on such property).

(2)

The provisions of Section 1008(1) shall not apply to the issuance, assumption or guarantee by the Company of Debt secured by a Lien that would otherwise be subject to such restrictions up to an aggregate amount that, together with all other Indebtedness of the Company (other than Debt secured by Liens permitted by Section 1008(1)) that would otherwise be subject to the foregoing restrictions and the Value of all Sale and Lease-back Transactions in existence at such time (other than any Sale and Lease-back Transaction that, if such Sale and Lease-back Transaction had been a Lien, would have been permitted by Section

1008(1)(A) and other than Sale and Lease-back Transactions as to which application of amounts have been made in accordance with Section 1009(2)), does not at the time the Company issues, assumes or guarantees Debt secured by such Lien exceed 10% of Total Capitalization.

(3)	“Value” means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of:

(A)	the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Lease-back Transaction; and

(B)	the fair value, in the opinion of the Board of Directors of the Company, of such property at the time of entering into such Sale and Lease-back Transaction,

in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

(4)	If at any time the Company shall issue, assume or guarantee any Debt secured by any Lien and if Section 1008(1) requires that the 2020 Notes be secured equally and ratably with such Debt, the Company will promptly deliver to the Trustee:

(A)	an Officer’s Certificate stating that the covenant of the Company contained in Section 1008(1) has been complied with; and

(B)	an Opinion of Counsel to the effect that such covenant has been complied with, and that any instrument executed by the Company in the performance of such covenant complies with such covenant.

(5)	In the event that the Company shall hereafter secure the 2020 Notes equally and ratably with (or prior to) any other Debt or obligation pursuant to the provisions of this Section 1008, the Trustee is hereby authorized to enter into an indenture or agreement supplemental hereto and to take such action, if any, as it may deem advisable to enable it to enforce effectively the rights of the holders so secured, equally and ratably with such Debt and other obligations; provided, however, that if such indenture or agreement affects the Trustee’s own rights, duties or immunities under this First Supplemental Indenture or otherwise, the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture or agreement.”

(d) Article Ten of the Original Indenture is hereby amended by adding the following new Section 1009 after Section 1008 thereof to read as follows with respect to the 2020 Notes:

“Section 1009. Restrictions on Sale and Lease-back Transactions.

The Company will not, at any time during which any 2020 Notes are Outstanding, enter into any arrangement with any Person providing for the lease to the Company of any property of the Company (except for temporary leases for a term, including any renewal thereof, of not more than three years), which property has been or is to be sold or transferred by the Company to such Person (a “Sale and Lease-back Transaction”) unless the proceeds of such sale are at least equal to the fair value of such property and either:

(1)	the Company would be entitled, pursuant to the provisions of Section 1008(1)(A) or Section 1008(2) to incur Debt secured by a Lien on such property without equally and ratably securing the 2020 Notes; or

(2)	within 180 days of the effective date of the Sale and Lease-back Transaction, the Company applies, or covenants that it will apply, an amount not less than the fair value of such property to one or more of:

(A)	the payment or other retirement of Funded Debt incurred or assumed by the Company which ranks senior to or pari passu with the 2020 Notes (other than Funded Debt owned by the Company), or

(B)	the purchase of Property of the Company at not more than its fair value (other than the property involved in such sale).”

ARTICLE V

CONTINUED APPLICABILITY OF REMAINING PROVISIONS

OF THE ORIGINAL INDENTURE

Section 5.1. Continued Applicability. Except as specifically amended, supplemented or deleted by this First Supplemental Indenture, all provisions of the Original Indenture shall be applicable for all purposes with respect to the 2020 Notes, and the Original Indenture, as supplemented and amended hereby, is hereby ratified, confirmed and approved. The Original Indenture as supplemented and amended by this First Supplemental Indenture shall be construed as one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

SOUTHWEST GAS CORPORATION

By:	/s/ Kenneth J. Kenny
Kenneth J. Kenny
Vice President/Finance/Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By	/s/ D.G. Donovan
D.G. Donovan
Vice President